                                                                               .
                                                                               .
                                                                               .
                                                                      EXHIBIT 12

COMPUTATION OF EARNINGS TO FIXED CHARGES


                                       3 Mos Ended     12 Mos Ended      3 Mos Ended     12 Mos Ended
                                      Mar. 31, 2003    Dec. 31, 2002    Mar. 31, 2002    Dec. 31, 2001
                                      -------------    -------------    -------------    -------------
COMPUTATION OF EARNINGS:

REGISTRANT'S PRETAX INCOME FROM
   CONTINUING OPERATIONS                  9,401,597       64,737,055       11,280,212      (18,135,897)
CAPITALIZED INTEREST                        108,248          432,992           94,352          217,288
                                       ------------     ------------     ------------     ------------
TOTAL EARNINGS                            9,509,845       65,170,047       11,374,564      (17,918,609)

COMPUTATION OF FIXED CHARGES:

INTEREST EXPENSE                         13,295,608       55,428,317       14,754,207       68,542,792
CAPITALIZED INTEREST                              0                0           13,896          215,704
AMORTIZATION OF DEBT ISSUE COST             583,620        2,364,680          591,170        2,387,828
INTEREST FACTOR ON RENT EXPENSE           8,699,767       34,955,902        9,583,203       38,245,508
                                       ------------     ------------     ------------     ------------

TOTAL FIXED CHARGES                      22,578,995       92,748,899       24,942,476      109,391,832

TOTAL EARNINGS AND FIXED CHARGES         32,088,840      157,918,946       36,317,040       91,473,223
                                       ------------     ------------     ------------     ------------

RATIO OF EARNINGS TO FIXED CHARGES             1.42             1.70             1.46               --
                                       ============     ============     ============     ============


                                      12 Mos Ended      12 Mos Ended      12 Mos Ended
                                      Dec. 31, 2000     Dec. 31, 1999     Dec. 31, 1998
                                      -------------     -------------     -------------
COMPUTATION OF EARNINGS:

REGISTRANT'S PRETAX INCOME FROM
   CONTINUING OPERATIONS                (10,171,364)        7,711,789        22,476,984
CAPITALIZED INTEREST                       (180,622)       (3,987,319)       (4,182,404)
                                       ------------      ------------      ------------
TOTAL EARNINGS                          (10,351,986)        3,724,470        18,294,580

COMPUTATION OF FIXED CHARGES:

INTEREST EXPENSE                         73,151,772        59,011,239        42,257,979
CAPITALIZED INTEREST                        613,614         4,312,499         4,397,643
AMORTIZATION OF DEBT ISSUE COST             885,449           855,839           755,601
INTEREST FACTOR ON RENT EXPENSE          36,162,868        29,936,114        20,427,123
                                       ------------      ------------      ------------

TOTAL FIXED CHARGES                     110,813,703        94,115,691        67,838,346

TOTAL EARNINGS AND FIXED CHARGES        100,461,717        97,840,161        86,132,926
                                       ------------      ------------      ------------

RATIO OF EARNINGS TO FIXED CHARGES               --              1.04              1.27
                                       ============      ============      ============

For the years ended December 31, 2001 and 2000, earnings were insufficient to cover fixed charges by $17.9 million and $10.4 million, respectively.